Exhibit 99.4

RAM HOLDINGS, INC.

August 31, 2007

CONFIDENTIAL

United Rentals, Inc.
Five Greenwich Office Park
Greenwich, Connecticut 06831
Attention: Roger E. Schwed, General Counsel

Dear Mr. Schwed:

                    As you know, on August 29, 2007, we communicated to UBS Investment Bank our desire to have a conversation with United Rentals, Inc. (“URI”) about the terms of the Agreement and Plan of Merger, dated as of July 22, 2007, among URI, Ram Holdings, Inc. and Ram Acquisition Corp. (the “Merger Agreement”). We are troubled by URI’s refusal to discuss the Merger Agreement with us.

                    Our request for a discussion was prompted by our concerns about recent unanticipated developments in the credit and financial markets. We fully understand the terms and conditions of the Merger Agreement, Guarantee and Stockholders Agreements (each as defined in the Merger Agreement) and related agreements. We believe it is in all of the parties’ best interests to discuss the impact of these unanticipated market developments sooner rather than later. We would have expected that URI’s Board of Directors would prefer to address these concerns now through a constructive dialogue.

                    We are also troubled by URI’s actions surrounding the filing of the Proxy Statement (as defined in the Merger Agreement). We raised a number of comments on the last draft we received, but URI chose to file the Proxy Statement without addressing our substantive comments or even discussing them with our counsel.

                    In light of the foregoing concerns, we are renewing our request to discuss the terms of the Merger Agreement. We will look forward to your response.

Very truly yours,

RAM HOLDINGS, INC.

By:

Steven F. Mayer
President

cc:	Gary Horowitz (Simpson Thacher & Bartlett, LLP)
Cary Kochman (UBS Investment Bank)
Peter H. Ehrenberg and Robert G. Minion (Lowenstein Sandler PC)